Exhibit (i)(3)

March 31, 2009

Van Eck Funds

335 Madison Avenue, 19th Floor
New York, New York 10017

Re:	Van Eck Funds
Post-Effective Amendment No. 78 to Registration Statement on Form N-1A,
File Nos. 002-97596; 811-04297 (The “Registration Statement”)

Ladies and Gentlemen:

As counsel to Van Eck Funds (the “Trust”), a voluntary association with transferable shares under Chapter 182 of the Massachusetts General Laws, commonly referred to as a “Massachusetts business trust”, we have been asked to render our opinion with respect to the issuance of an indefinite number of Class A and Class I shares of stock of the Trust (the “Shares”), par value $0.001 per share, representing interests in the Multi-Manager Alternatives Fund (the “Fund”), a series of the Trust (the “Series”), as more fully described in the prospectus and statement of additional information contained in Post-Effective Amendment No. 78 to the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Secretary of the Commonwealth of Massachusetts and, as to matters of fact material to the opinion set forth below, on a certificate of the Secretary of the Trust. We also have assumed that the Shares will be issued and sold on such terms and for such consideration as set forth in the prospectus and statement of additional information for the Fund contained in the Registration Statement, as amended or supplemented from time to time, and that ownership of the Shares will be duly recorded in the books of the Trust.

The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

GOODWIN PROCTER LLP